SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

PROBILITY MEDIA Corporation

(Name of Registrant As Specified In Charter)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PROBILITY MEDIA CORPORATION
1517 San Jacinto Street
Houston, Texas 77002

INFORMATION STATEMENT

OCTOBER __, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

General

This Information Statement is first being furnished on or about October __, 2018 to stockholders of record as of the close of business on September 7, 2018 (the “Record Date”) of the Common Stock, par value $0.001 per share (the “Common Stock”), of ProBility Media Corporation in connection with the following (collectively, the “Actions”):

1.	Amendment of the Certificate of Incorporation increasing the number of authorized shares of Common Stock from 500,000,000 shares to 5,000,000,000 shares; and

2.	Grant of discretionary authority to the Board of Directors of Probility Media to implement a reverse stock split of the outstanding shares of Common Stock on the basis of one post-reverse split share for up to every 100 pre-reverse split shares (for example, if you own 100 shares now, you will own 1 share after the reverse stock split) to occur as soon as practicable, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the Board of Directors. A proposed 1-for-100 reverse stock split of the outstanding shares of Common Stock would reduce the outstanding shares of Common Stock from 77,931,415 shares to approximately 779,314 shares;

The Board of Directors has approved, and the current executive officers and directors of ProBility Media (the “Consenting Stockholders”), representing 42,073,061 shares out of 77,931,415 shares of Common Stock outstanding as of September 7, 2018, have consented in writing to the Actions. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding Common Stock and are sufficient under the Nevada Revised Statutes and ProBility Media’s By-Laws to approve the Actions. Accordingly, the Actions will not be submitted to the other stockholders of ProBility Media for a vote and this Information Statement is being furnished to stockholders to provide them with certain information concerning the Actions in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.

This Information Statement contains forward-looking statements which involve risks and uncertainties. ProBility Media’s actual results may differ significantly from the results discussed in the forward-looking statements.

ProBility Media will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing. ProBility Media will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

FOR ADDITIONAL INFORMATION ABOUT PROBILITY MEDIA, REFERENCE IS MADE TO PROBILITY MEDIA’S ANNUAL REPORT ON FORM 10-K.

The principal executive offices of ProBility Media are located at 1517 San Jacinto Street, Houston, Texas 77002, and its telephone number is (713) 856-7722.

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AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has unanimously adopted and the Consenting Stockholders have approved an amendment to the Certificate of Incorporation of ProBility Media (the “Authorized Shares Amendment”) to increase the authorized shares of Common Stock from 500,000,000 shares to 5,000,000,000 shares. The text of the Authorized Shares Amendment is attached as Appendix A and is incorporated herein by reference.

As of September 7, 2018, there were 77,931,415 shares of Common Stock outstanding. Additionally, there were 33,000 shares reserved for issuance pursuant to the exercise of outstanding stock options, 11,354,583 shares reserved for issuance pursuant to the exercise of outstanding warrants, 286,381,740 shares reserved for issuance pursuant to the conversion of outstanding November 2017, January 2018 and Bridge convertible notes, and 124,299,262 shares issuable upon the conversion of ProBility Media’s convertible notes. Other than stated above, ProBility Media has not entered into any agreements or understandings for the issuance of additional shares of Common Stock.

The Board of Directors has deemed it advisable and in the best interests of ProBility Media to amend Section I of the Articles of Incorporation to increase the authorized number of shares of Common Stock to 5,000,000,000 shares. The purpose of such increase is to place ProBility Media in a position where it will continue to have a sufficient number of shares of authorized and unissued Common Stock which can be issued for or in connection with such corporate purposes as may from time to time be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give ProBility Media greater flexibility and will allow such shares to be issued as determined by the Board of Directors of ProBility Media without the expense and delay of a special stockholders’ meeting to approve such additional authorized capital stock. Such corporate purposes could include, without limitation: (a) issuances in connection with any desirable acquisitions which may be presented to ProBility Media, (b) payments of stock dividends, (c) issuances of Common Stock upon the exercise of stock options granted under the ProBility Media 2017 Incentive Compensation Plan or in connection with other employee benefit plans, (d) issuances of Common Stock upon the exercise of warrants or the conversion of other securities convertible into Common Stock which may be outstanding from time to time, and (e) issuances in connection with an offering to raise capital for ProBility Media.

The authorized shares of Common Stock and preferred stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the stockholders, except as may be required by the Articles of Incorporation and applicable laws and regulations. Any future issuances of shares will be subject to the rights of holders of shares of any then outstanding preferred stock. No shares of preferred stock are currently outstanding.

The Authorized Shares Amendment may have the result of making it more difficult for any person or group of persons, other than the current principal stockholders and management, to acquire control of ProBility Media by expanding the ability of ProBility Media to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control. Although the Authorized Shares Amendment might have this effect, the Authorized Shares Amendment has been proposed by the Board of Directors for the reasons set forth above and not for anti-takeover reasons. ProBility Media is not aware of any present effort to accumulate shares of Common Stock or to attempt to change control of ProBility Media. ProBility Media has no present plans to issue additional shares of Common Stock to any of the current principal stockholders, executive officers, directors or any other person or entity, except under the ProBility Media 2017 Incentive Compensation Plan or pursuant to the conversion or exercise of outstanding stock options, warrants and convertible securities or contracts.

The Authorized Shares Amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Nevada, which will occur on or about October 8, 2018. Under federal securities law, ProBility Media cannot file the certificate of amendment until at least 20 days after the mailing of this Information Statement.

GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD TO IMPLEMENT A
ONE FOR UP TO 100 REVERSE STOCK SPLIT

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The Board of Directors and the holders of a majority of the outstanding shares of Common Stock have approved a grant of discretionary authority to the Board of Directors of the Company to implement a reverse stock split for the purpose of increasing the per share price of the Common Stock.  The reverse split exchange ratio that the Board of Directors and majority stockholders approved is up to 100 pre-reverse split shares (“Old Shares”) for each one post-reverse split share (“New Shares”), with the reverse stock split to occur as soon as practicable, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the directors of the Company in their discretion.

The Board of Directors believes that the approval of a range for the exchange ratio of the reverse stock split (as contrasted with approval of a specified exchange ratio of the reverse split) provides the Board of Directors of the Company with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the stockholders. The actual ratio for implementation of the reverse split would be determined by the directors based upon their evaluation as to what exchange ratio of Old Shares to New Shares would be most advantageous to the Company and the stockholders.

The Board of Directors also believes that approval of a reverse split process that is achieved “as soon as practicable” (as contrasted with approval of a specified time of the reverse split) provides the Board of Directors of the Company with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the stockholders.

The Company believes that a reverse stock split will increase the share price of its Common Stock, which may thereafter generate greater interest in the Common Stock among potential investors and ultimately enhance prospective brokerage recommendations and analyst coverage.

In connection with the Company’s reverse stock split and the corporate name change, and to make an OTC Voluntary Symbol Request Change, the Company will submit to FINRA a completed Issuer Company-Related Action Notification Form no later than 10 calendar days prior to the earlier of the record date for the stock split or the effective date of the corporate name change.

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock.

Stockholders should note that if the Company elects to implement a reverse stock split, there is no assurance that prices for shares of the Common Stock after the reverse split will be up to 100 times greater than the price for shares of Common Stock immediately before the reverse stock split, depending on the exchange ratio of the reverse split. Additionally, the Company cannot assure you that it will be successful in generating greater interest among professional investors and institutions or enhancing prospective analyst coverage and brokerage recommendations.

Effect of the Reverse Stock Split

ProBility Media is a public company. The reverse stock split would not affect the registration of the Common Stock under the Exchange Act, nor will it change the Company’s periodic reporting and other obligations under that act.

The reverse stock split will not alter any stockholder’s percentage interest in the Company’s outstanding shares, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. No fractional shares shall be issued. Any stockholder who beneficially owns a fractional share of the Company’s common stock after the reverse stock split, will receive an additional share of Common Stock in lieu of such fractional share. The principal effects of the reverse stock split will be that the number of shares of Common Stock issued and outstanding will be reduced from approximately 77,931,415 shares to 779,314 shares (assuming the reverse stock split is implemented at a 1-for-100 exchange ratio).

The voting and other rights of holders of Common Stock would not be affected by the reverse split (other than as described above). For example, a holder of 1% of the voting power of the outstanding shares of Common Stock immediately before the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of Common Stock after the reverse split. The number of stockholders of record would also not be affected by the reverse stock split.

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Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately before the effective time divided by the 1-for-100 exchange ratio, or such lesser exchange ratio as may be determined by the Company’s directors, subject to adjustment for fractional shares, as described above).

The determination of the exchange ratio of the reverse stock split will have also have an effect on the number of authorized but unissued shares of Common Stock remaining. Based on the 5,000,000,000 shares of Common Stock that will be authorized under the Company’s Articles of Incorporation, if the Company elects to implement a 1-for-100 reverse stock split, the reverse split, when implemented, would have the effect of leaving approximately 4,999,220,686 authorized but unissued shares of Common Stock. By comparison, if the Company elects to implement a 1-for-10 reverse stock split, the reverse split, when implemented, would have the effect of leaving approximately 4,992,206,858 authorized but unissued shares of Common Stock.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

The large number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or By-laws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Company’s Board of Directors. At this time, the Board does not have any agreements or commitments to issue new shares of Common Stock resulting from the large number of authorized but unissued shares because of the reverse stock split.

The Company currently has no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Commencing with the effective date of the reverse stock split, all outstanding stock options, warrants and other convertible securities entitling holders thereof to purchase shares of the Company’s Common Stock will entitle such holders to receive, upon exercise of their securities, a fraction (depending on the actual exchange ratio of the reverse stock split) of the number of shares of the Company’s Common Stock which such holders may purchase upon exercise or conversion of their securities. In addition, commencing on the effective date of the reverse stock split, the exercise or conversion price of all outstanding options, warrants and other convertible securities of the Company will be increased depending on the actual exchange ratio of the reverse stock split.

The Company expects to effectuate the proposed 1-for-10 reverse stock split of the issued and outstanding shares of Common Stock prior to December 31, 2019.

Risks Associated with the Reverse Stock Split

This Information Statement includes forward-looking statements including statements regarding the timing of the proposed reverse stock split and the potential benefits of a reverse split, including, but not limited to, increasing the per share price of the Common Stock.  The words “believe,” “expect,” “will, “may” and similar phrases are intended to identify such forward-looking statements. Such statements reflect the Company’s current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  Some of the important risk factors affecting the Company’s business, that could cause its actual results, performance or financial condition to differ seriously from expectations, include uncertainties relating to overall economic conditions, the ability of the Company to effect an acquisition or other business combination and other factors.  For a discussion of these and other risk factors, see the Company’s annual report on Form 10-K for the year ended October 31, 2017, filed April 16, 2018, and other filings made by the Company with the U.S. Securities and Exchange Commission.

If implemented, the reverse stock split will result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in “even lots” of even multiples of 100 shares.

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Federal Income Tax Consequences

The Company believes that the federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

(i)         Except as explained in (v) below, no income gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of the certificate representing post-split New Shares.

(ii)        Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefor.

(iii)       Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv)       The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to the Company.

(v)        The federal income tax treatment of the receipt of the one additional share in lieu of any fractional interests by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and the Company cannot assure you that the Internal Revenue Service or the courts will accept the positions expressed above.

The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he, she or it resides. Stockholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse stock split.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Currently our common stock is quoted on the OTCQB marketplace under the symbol “PBYA.” In connection with a reverse split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-split shares of our common stock.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Persons Entitled to Notice

The Record Date for the determination of the stockholders entitled to notice of and to consent to the Actions has been fixed as of the close of business on September 7, 2018. As of September 7, there were 77,931,415 shares of Common Stock outstanding, each of which was entitled to one vote. As of September 7, 2018 there were no shares of preferred stock outstanding.

Since the actions have been duly approved by the Consenting Stockholders holding a majority of the outstanding Common Stock, approval or consent of the remaining stockholders is not required and is not being solicited hereby or by any other means.

The Nevada Revised Statutes does not provide for dissenters rights in connection with the adoption of the Actions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Common Stock as of September 7, 2018 by: (i) each director; (ii) each of the executive officers; (iii) all executive officers and directors of ProBility Media as a group; and (iv) all those known by ProBility Media to be beneficial owners of more than 5% of the Common Stock. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares shown. Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, in calculating percentage ownership, each person named below is deemed to beneficially own securities that such person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of any security, but securities subject to options, warrants or conversion rights owned by others (even if exercisable or convertible within 60 days) are not deemed to be outstanding shares. The address of those individuals for which an address is not otherwise indicated is 1517 San Jacinto Street, Houston, Texas 77002.

	Beneficial Ownership
	Number of Shares	Percentage of Total
Directors and Executive Officers:
Evan M. Levine.	6,946,000 (1)	8.9%
Noah I. Davis.	10,739,800 (2)	13.8%
Steven M. Plumb	12,319,785 (3)	15.8%
All directors and executive officers (6 persons)	33,471,031 (4)	38.5%

__________________

*	Less than one percent of outstanding shares.

(1)	On an outstanding voting basis, Mr. Levine owns or controls 6,946,000 shares of common stock, which represent 8.9% of the total shares.

(2)	On an outstanding voting basis, Mr. Davis owns or controls 10,739,800 shares of common stock, which represent 13.8% of the total shares.

(3)	On an outstanding voting basis, Mr. Plumb owns or controls 12,319,785 shares of common stock, which represent 15.8% of the total shares.

(4)	On a common stock issued and outstanding voting basis, all directors and executive officers as a group own 38.5% of the total shares.

By Order of the Board of Directors, /s/ Evan M. Levine Evan M. Levine Chief Executive Officer

October __, 2018

FORM 10-K

A copy of ProBility Media’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the Record Date upon written request to Evan M. Levine, Chief Executive Officer, ProBility Media Corporation, 1517 San Jacinto Street, Houston, Texas 77002.

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APPENDIX A

RESOLVED, that Section I of the Articles of Incorporation of ProBility Media Corporation be amended to read in its entirety as follows:

“The aggregate number of shares that the Corporation will have authority to issue is Five Billion Ten Million (5,010,000,000) shares, of which Five Billion (5,000,000,000) shares will be Common Stock with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be Preferred Stock with a par value of $0.001 per share.”

A-1